Exhibit (a)(13)

                                    AMENDMENT
                                       OF
                              ILLINOVA CORPORATION
                DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS

     WHEREAS, Illinova Corporation (the "Company") maintains the Illinova Corporation Company Deferred Compensation Plan for Certain Directors (the "Plan"); and

     WHEREAS, amendment of the Plan is now deemed desirable;

     NOW, THEREFORE, BE IT RESOLVED that, pursuant to the amending authority reserved to the Corporation in Section 6 of the Plan, the Plan is hereby amended by substituting the following for Section 4 of the Plan:

     "4. Distribution.

     (a) As of a Participant's Date of Termination, the number of stock units in his Stock Unit Account shall be converted to a dollar value, which shall be determined by multiplying the number of stock units in such Account as of his Date of Termination by the closing market composite price per share of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape as of the last day of the month immediately preceding such Date of Termination or, if such shares are not traded on that date, on the next preceding date on which shares were traded. Such dollar value, in addition to the balance in the Participant's Deferred Money Account, if any, is the Participant's "Account Value". For purposes of this Section 4, a Participant's `Date of Termination' means the last day on which the Participant ceases to serve as a member of the Company's Board of Directors.

     (b) Payment of a Participant's Account Value shall be made solely in cash and shall be made, or commence to be made, as soon as practicable following the Participant's Date of Termination, as follows:

     (i) in a lump sum payment; or

     (ii) in ten or fewer annual installments, as elected by the Participant; provided, however, any such election that has not been on file with the Committee at least 12 months prior to the Participant's Date of Termination shall be disregarded and payments shall be made in accordance with the Participant's most recent election form that has been on file with the Committee at least 12 months, or if no such election has been filed, in accordance with paragraph (i) next above.

     (c) In the event of a Participant's death before he has received payment of his full Account Value, the remaining unpaid Account Value shall be paid to his designated beneficiary or beneficiaries as soon as practicable thereafter in a lump sum. If no designated beneficiary has been named or survives the Participant, the beneficiary will be the Participant's estate."